Exhibit 99.1

FOR IMMEDIATE RELEASE

ENDO ANNOUNCES IT WILL ENTER INTO UP TO

$250 MILLION SHARE REPURCHASE PROGRAM

DUBLIN, November 6, 2015 — Endo International plc (NASDAQ: ENDP) (TSX: ENL) today announced that it will enter into a program to repurchase up to $250 million of its common stock under a previously authorized $2.5 billion repurchase plan.

“We believe our corporate growth and earnings profile, and current market conditions make shares of Endo stock an attractive investment opportunity,” said Rajiv De Silva, President and CEO of Endo. “This repurchase of shares further underscores our confidence in Endo and in our ability to successfully execute on our corporate strategy, create value and become a leading global specialty pharmaceutical company.”

Endo will enter into the program on Monday, November 9, 2015 and will begin repurchasing the shares as soon as practicable thereafter, in accordance with the program’s terms. It is anticipated that the purchases will be completed by the end of 2015 and will be funded through available liquidity. The timing and actual number of shares repurchased will depend on a variety of factors including the market price of Endo’s common stock, regulatory, legal, and contractual requirements, corporate cash generation and other market conditions and factors.

Endo had approximately 226,449,447 shares of common stock outstanding as of November 5, 2015.

About Endo International plc

Endo International plc (NASDAQ: ENDP) (TSX: ENL) is a global specialty pharmaceutical company focused on improving patients’ lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Forward Looking Statements

This press release contains “forward-looking statements” relating to a share repurchase program to be entered into by Endo. All statements other than historical facts included in this press release, including, but not limited to, the statements by Mr. De Silva, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from Endo’s expectations and projections. Risks and uncertainties include, among other things, that the repurchase program may not result in the purchase by Endo of the maximum amount of Endo shares authorized under the program, as well as the risks and uncertainties described in Endo’s periodic reports filed with the SEC and Canadian securities regulators, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information about Endo is available at www.endo.com or you can contact the Endo Investor Relations Department by calling 484-216-0000.

SOURCE Endo International plc

Investors/Media: Keri P. Mattox, (484) 216-7912;

Media: Heather Zoumas-Lubeski, (484) 216-6829

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